UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 21, 2010

Good Times Restaurants Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Corporate Circle, Golden, Colorado 80401

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (303) 384-1400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

DMWEST #6498711 v1

Item 1.01    Entry into a Material Definitive Agreement.

On January 19, 2010, Good Times Restaurants Inc. (the "Company") and Good Times Drive Thru Inc., a wholly owned subsidiary of the Company, a Second Amendment to Amended and Restated Promissory Note (the "Amended Promissory Note") with PFGI II, LLC (the "Lender") effective January 1, 2010, which amends that certain Amended and Restated Promissory Note dated July 1, 2008, as amended by the First Amendment to Amended and Restated Promissory Note dated effective as of April 20, 2009.  A letter agreement defining the terms of the amended note was filed with the Company's form 10k on December 29, 2009.

The Amended Promissory note amortizes the principal and interest payments over 25 years until maturity of the note on December 31, 2012 and fixes the interest rate at 8.65% for the term of the note.  A loan fee in the amount of $12,500 was paid to the Lender upon execution of the Amended Promissory Note and an additional $12,500 loan fee is due upon maturity of the note.  The Amended Promissory Note may be paid in full at any time prior to maturity and no change was made to the collateral securing the prior First Amendment to Amended and Restated Promissory Note.

In connection with the Amended Promissory Note, the Company issued a three-year warrant dated January 1, 2010 (the "Warrant") to PFGI II, LLC which provides that PFGI II, LLC may at any time from January 1, 2010 until December 31, 2012 purchase up to 112,613 shares of the Company's common stock (the "Warrant Shares") at an exercise price of $1.11 per share.  The number of Warrant Shares and the exercise price are subject to customary antidilution adjustments upon the occurrence of any stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, stock combinations or similar events.

The issuance of the Warrant was made in reliance on the exemption from registration under the Securities Act of 1933 (the "Securities Act") as provided in Section 4(2) of the Securities Act.  The facts relied upon to make such exemption available include the fact that only one offeree and purchaser was involved, the limited manner of offering, the status of the purchaser as either an "accredited investor" as defined in Regulation D under the Securities Act or sophisticated as to the nature of the particular transaction, and the restricted status of the security as evidenced by a customary restrictive legend on the document for the security.

A copy of the Amended and Restated Promissory note is filed as Exhibit 10.1 and the Warrant Agreement is filed as Exhibit 4.1 to this report.  The foregoing brief description of the promissory note and Warrant Agreement is qualified in its entirety by reference to the complete text of the promissory note filed as an exhibit to this report.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off‑Balance Sheet Arrangement.

Please see the discussion under Item 1.01 above, which is hereby incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)       Exhibits.  The following exhibits are filed as part of this report:

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Exhibit No.	Description
4.1	Warrant to Purchase Shares of Common Stock, Par Value $0.01 Per Share dated January 19, 2010 by Good Times Restaurants Inc.
10.1	Promissory Note dated January 19, 2010 by Good Times Drive Thru, Inc. and Good Times Restaurants Inc. payable to PFGI II, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                        GOOD TIMES RESTAURANTS INC.

Date:  January 21, 2010                                  By: /s/ Boyd E. Hoback

                                                                                 Boyd E. Hoback

                                                                                 President and Chief Executive Officer

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